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                                                                    Exhibit 99.1

                                                                   Press Release
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AT THE COMPANY:                         THE FINANCIAL RELATIONS BOARD:
Kevin J. Ryan      Edward J. Kelley     Bill Murphy          Leslie Loyet
Chairman & CEO     CFO                  General Inquiries    Analyst Inquiries
(847) 294-3000     (847) 294-3000       (312) 266-7800       (312) 266-7800

FOR IMMEDIATE RELEASE
MONDAY, MARCH 20, 2000

           WESLEY JESSEN AND OCULAR SCIENCES AGREE TO MERGE CREATING
                WORLD'S SECOND LARGEST SOFT CONTACT LENS COMPANY

DES PLAINES, IL and SAN FRANCISCO--March 20, 2000--Wesley Jessen VisionCare, Inc. (Nasdaq: WJCO) and Ocular Sciences, Inc. (Nasdaq: OCLR) today announced a definitive merger agreement, creating the world's second largest soft contact lens producer. The Company will have the broadest product range in the industry.

The merger, which will be effected in an all-stock combination valued at approximately $900 million, combines Wesley Jessen's leading position in specialty contact lenses with Ocular Sciences' growing position in the clear disposable lens market. With combined 1999 sales of just under $500 million, the new company will rank second in worldwide soft lens revenue.

The company, to be known as Wesley Jessen VisionCare, will be headquartered in Des Plaines, Illinois. Leading the combined company as President and CEO will be Kevin Ryan, who is the current Chairman, President and CEO of Wesley Jessen. John Fruth, founder and Chairman of Ocular Sciences will serve as non-executive Chairman of the new company.

"The merger of Wesley Jessen and Ocular Sciences combines the unique and complementary strengths of each organization, enabling the value of each company's assets to be fully realized," said Kevin Ryan.

Wesley Jessen's competitive strengths include the number one position in the $750 million global specialty lens market, consumer brand equity in the DuraSoft and FreshLook cosmetic lens brands, an extensive worldwide sales and distribution infrastructure, a broad patent and new product portfolio, and a proven management team of industry veterans.

Ocular Sciences brings a consumer preferred disposable lens design, an efficient manufacturing capability, and a unique channel branding strategy that has enabled the company to capture the second largest share of the U.S. disposable lens market.

"This is a combination designed to achieve both business growth and enhanced shareholder value over the near and long term. As smaller players, without the full resources of the multi-national health care

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Wesley Jessen VisionCare, Inc.
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giants that have dominated our industry, the two companies were less able to shape events. Now the combined company will have the resources to accelerate new product and international business development and challenge the majors," said Ryan.

Ryan continued, "Common to both companies' strategies has been the emphasis on helping eye care professionals make contact lens fitting more profitable. But, up to now, Wesley Jessen has not competed for the 70% of patients who wear clear lenses. Now we will be able to leverage the relationships built by our direct sales force and compete for 100% of the potential market, not just the 30% wearing specialty lenses. Similarly, Ocular Sciences has not been able to access the high growth specialty and color lens market in a significant way prior to this combination."

"We wanted to be a proactive player in the inevitable industry consolidation, believing this would maximize long term shareholder value," said Ryan.

The Company expects to achieve annual synergies of at least $20 million in pre-tax income once fully integrated. One significant synergy expected to be produced by the merger is increased coverage of Ocular Sciences' lenses by U.S. eye care practitioners through Wesley Jessen's large direct sales force. Currently Wesley Jessen's U.S. customer base is 50% greater than Ocular Sciences, which has relied primarily on telemarketing to sell its lenses. Wesley Jessen expects to significantly expand penetration of OSI's new Hydrogenics 60 disposable lens among private practitioners - a product that has been well received during its launch phase.

Another synergy will come from expanding penetration of Ocular Sciences lenses in international markets through Wesley Jessen's network of thirteen international sales offices.

"Both Wesley Jessen and Ocular Sciences have large wearer bases. By cross-selling cosmetic and clear lenses, we will hope to expand the wearer base of each product line," said Ryan.

By combining technical and operational resources, the merged company expects to improve its capability to add new production lines and scale-up new product launches.

John Fruth said, "We are delighted to join forces with Wesley Jessen because it enables Ocular Sciences to leap beyond its current business model and accelerate the realization of the full value of its technology and unique strategy. It is a merger driven from strength in our respective business segments. The combined company will be a powerful global competitor with necessary scale and resources to capture the full value of its growth potential."

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Under the terms of a definitive merger agreement approved by unanimous votes at meetings of each company's Board of Directors, Ocular Sciences' stock will be converted to Wesley Jessen VisionCare stock at a fixed exchange rate. Ocular Sciences shareholders will receive 0.721 shares of Wesley Jessen stock for each share of Ocular Sciences stock they own. The merger will be effected on a tax free basis to shareholders.

The merger will be accounted for as a pooling of interests and is expected to be accretive to Wesley Jessen's fully diluted earnings per share excluding one-time charges in the first full, fiscal year following the combination. The merger is subject to certain closing conditions, including regulatory approvals and the approval of Wesley Jessen and Ocular Sciences shareholders; and is expected to close in the second quarter of 2000. John Fruth, Chairman of Ocular Sciences, has agreed to vote his shares of Ocular Sciences, representing approximately 22% of the Company's outstanding common stock, in favor of the merger.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. This news release contains certain forward-looking statements, including among other things, statements regarding each company's results of operations and expected synergies and other benefits of the combination. These forward looking statements are based on current expectations, and actual results may differ from anticipated future events or results. Except for historical information, matters discussed in this news release which are forward-looking statements are subject to certain risks and uncertainties including, but not limited to, the uncertainties relating to the continued growth of worldwide specialty contact lens markets, timely production of lens products, the acceptance of new products as well as other risks indicated from time-to-time in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

 Wesley Jessen VisionCare, Inc. conference call for investors will be held on Monday, March 20, 2000 at 11:00 AM EST. The dial in number is 1-800-491-3697. A replay may be accessed by dialing 1-800-696-1588, passcode 688851. This is available until March 27, 2000.


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